UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) June 25, 2008
LIGHTING SCIENCE GROUP CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-20354	23-2596710

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2100 McKinney Avenue, Suite 1515, Dallas, Texas 75201
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (214) 382-3630
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement.
On June 25, 2008, Lighting Science Group Corporation (the “Company”) entered into a Letter of Authorization (the “LOA”) with Melco Crown (COD) Developments Limited (“Melco”), whereby the Company has agreed to design, manufacture, prepare and deliver LED lighting systems to illuminate and animate the components of the Bubble Show, a theater in the City of Dreams casino project in Macau. In accordance with the LOA, the Company will receive approximately $1.4 million as consideration for the LED lighting systems, which will be paid incrementally upon the achievement of certain milestones. The LOA provides that the Company and Melco will use their best efforts to negotiate and execute additional agreements that will govern the design, engineering, procurement, supply and installation of the LED lighting systems. The LOA will terminate upon execution of such agreements.
A copy of the LOA is filed as Exhibit 10.1 to this current report on Form 8-K and is incorporated herein by reference. You are encouraged to read the LOA for a more complete understanding of the terms and conditions. The foregoing description of the LOA is qualified in its entirety by reference to the full text of the LOA.
Section 8 — Other Events

Item 8.01.	Other Events.
On June 25, 2008, the Company issued a press release entitled “Lighting Science Group Selected as LED Lighting Partner for ‘City of Dreams’ Casino Project in Macau.” A copy of the press release is filed as Exhibit 99.1 to this current report on Form 8-K and is incorporated herein by reference.
Section 9 — Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits

Number	Exhibit
10.1	Letter of Authorization, dated June 20, 2008, by and between Lighting Science Group Corporation and Melco Crown (COD) Developments Limited.

99.1	Press release, issued June 25, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTING SCIENCE GROUP CORPORATION
Date: June 30, 2008	By:	/s/ Govi Rao
		Name:	Govi Rao
		Title:	Chief Executive Officer

EXHIBIT INDEX

Number	Exhibit
10.1	Letter of Authorization, dated June 20, 2008, by and between Lighting Science Group Corporation and Melco Crown (COD) Developments Limited

99.1	Press release, issued June 25, 2008.